UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2014

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53012	90-0687379
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

709 S. Harbor Blvd., Suite 250, Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (321) 725-0090

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 3, 2014, the Board of Directors of First Choice Healthcare Solutions, Inc. (the “Company”) appointed Gary D. Pickett as Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Pickett succeeds Donald A. Bittar as Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Bittar announced he would be retiring effective November 3, 2014. Mr. Bittar will continue to serve as a member of the Company’s Board of Directors.

Gary D. Pickett, age 63, a certified public accountant, holds an MBA from the University of Tampa, a BS degree in Accounting from Florida State University, and has served four years as a field artillery officer in the United States Army. From March 2006 to May 2014, Mr. Pickett served as a senior financial executive with Bovie Medical Corporation (NYSE: BVX), a microcap publicly-traded medical manufacturing company, including as their Chief Financial Officer, Secretary and Treasurer. Prior to joining Bovie, Mr. Pickett held positions with Progress Energy Services of Raleigh, NC, (Director of Financial Systems), and with Progress Rail Services, a subsidiary of Progress Energy Services in Albertville, AL (Vice-President and Controller). Mr. Pickett has extensive experience in Sarbanes-Oxley implementation as well as GAAP accounting and SEC Reporting.

In connection with his appointment as Chief Financial Officer, the Company awarded Mr. Pickett 50,000 shares of Common Stock which vest in two (2) equal annual installments on the first and second anniversaries of his employment. Mr. Pickett is also entitled to receive up to $6,000 in relocation expenses.

Except as otherwise provided in this Item 5.02, there are no other arrangements or understandings between Mr. Pickett and any other person pursuant to which Mr. Pickett was appointed as Chief Financial Officer or the Company. Mr. Pickett has not entered into any transaction with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release November 7, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.
(Registrant)

Date: November 7, 2014
/s/ Chris Romandetti
Name: Chris Romandetti
Chief Executive Officer